Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 gives effect to the first merger as if it had occurred on January 1, 2015, and the unaudited pro forma condensed combined balance sheet gives effect to the first merger as if it had occurred on December 31, 2015. Certain terms used herein are defined under the caption “Helpful Definitions.”

The first merger will be accounted for under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Newell Rubbermaid will be considered the acquirer for financial reporting purposes. Accordingly, the merger consideration will be allocated to Jarden’s assets and liabilities based upon their estimated fair values. Any amount of the merger consideration that is in excess of the estimated fair values of Jarden’s assets and liabilities will be recorded as goodwill in Newell Brands’ balance sheet after the completion of the first merger. As of the date of this Current Report on Form 8-K, Newell Rubbermaid has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Jarden’s assets and liabilities and the related allocation of purchase price in the first merger, nor has it identified all adjustments that may be necessary to conform Jarden’s accounting policies to Newell Rubbermaid’s accounting policies. A final determination of the fair value of Jarden’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Jarden that exist as of the effective time of the first merger and, therefore, cannot be made prior to that time. Additionally, a portion of the merger consideration will be based on the trading price of Newell Rubbermaid common stock at the effective time of the first merger, and is not capable of being determined until that time. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and subject to further adjustment as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements. Newell Rubbermaid estimated the fair value of Jarden’s assets and liabilities based on discussions with Jarden’s management, due diligence review in connection with the merger transactions, and information available to Newell Rubbermaid in public filings. Until the first merger is completed, both companies are limited in their ability to share information with the other. Upon completion of the first merger, additional valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts and in the value of the merger consideration will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the following unaudited pro forma condensed combined financial statements.

In order to develop the following unaudited pro forma condensed combined financial statements, the historical consolidated financial statements of Newell Rubbermaid and Jarden have been adjusted to give effect to events that are: (1) directly attributable to the merger transactions; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of Newell Brands following the completion of the merger transactions.

The following unaudited pro forma condensed combined financial statements do not include any adjustment for liabilities or related costs that may result from integration and similar activities following the first merger, since Newell Rubbermaid has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for exit or integration activities following the first merger.

Newell Rubbermaid and Jarden anticipate that the merger transactions will result in significant cost savings and enhanced revenue opportunities that would be unachievable without completing the merger transactions. Newell Rubbermaid currently expects approximately $500 million of incremental annualized cost savings will be realized within four years of completion of the merger transactions. These cost savings are incremental to a range of approximately $260 million to $315 million of anticipated cost savings under Newell Rubbermaid’s Project Renewal. No assurance can be made that following the merger transactions Newell Brands will be able to achieve these cost savings or when they will be realized, and no such cost savings have been reflected in the unaudited pro forma financial information. The unaudited pro forma condensed combined statement of operations does not include the full year impact of certain acquisitions and related financing transactions of Jarden and Newell Rubbermaid, which have occurred since January 1, 2015 and have affected their respective results of operations only since the date of each such transaction. See Note 7 to these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations also does not include any material nonrecurring charges that might arise as a result of the merger transactions. Newell Rubbermaid anticipates that nonrecurring charges, such as costs associated with systems implementations, severance and other costs related to exit or disposal activities, will be incurred. Newell Rubbermaid is not able to determine the timing, nature and amount of these charges. However, these nonrecurring charges will affect the results of operations of Newell Rubbermaid, Jarden and Newell Brands following completion of the first merger, in the periods in which they are recorded. The unaudited pro forma condensed combined statement of operations does not include the effects of nonrecurring costs associated with restructuring or integration activities resulting from the first merger, as they are not anticipated to have a continuing impact and not factually supportable at this time. The unaudited pro forma condensed combined financial statements also do not reflect any planned cost savings or other financial benefits that may result from the restructuring and integration activities following completion of the first merger. The unaudited pro forma condensed combined balance sheet only includes adjustments for transaction-related costs that are directly attributable to the merger transactions and are factually supportable.

The first merger may result in changes in Newell Rubbermaid’s tax rate used to determine deferred income taxes due to changes in circumstances in various tax jurisdictions. Any changes in Newell Rubbermaid’s deferred taxes as a result of the first merger will be reflected in income after completion of the merger transactions. The unaudited pro forma financial information does not include the impact of such changes on Newell Rubbermaid’s existing deferred tax assets and liabilities, as this analysis has not been completed.

The following unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are based on available information and assumptions that Newell Rubbermaid and Jarden believe are reasonable. They do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Newell Rubbermaid would have been had the first merger occurred on the dates indicated, or on any other date, nor are they necessarily indicative of Newell Brands’ future consolidated results of operations or consolidated financial position after the merger transactions. Newell Brands’ actual financial position and results of operations after the merger transactions will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results of Newell Rubbermaid and Jarden following the date of the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical consolidated financial statements of Newell Rubbermaid as of and for the year ended December 31, 2015, included in Newell Rubbermaid’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended by Amendment No. 1 on Form 10-K/A for the year ended December 31, 2015, filed with the SEC on March 7, 2016 (the “Newell Rubbermaid Form 10-K”);

•	the historical consolidated financial statements of Jarden as of and for the year ended December 31, 2015, included in this Current Report on Form 8-K; and

•	the information contained in or incorporated by reference into the prospectus supplement filed with the SEC on the date hereof to Newell Rubbermaid’s registration statement on Form S-3 (Commission No. 333-194324) (the “prospectus supplement”).

The following unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Please see the sections entitled “Risk Factors” and “Forward-Looking Statements” of the prospectus supplement, both of which are incorporated by reference herein in their entirety.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in millions, except per share amounts)

For the Year Ended December 31, 2015

	Historical Newell Rubbermaid	Historical Jarden	Pro Forma Adjustments		Pro Forma Combined
Net sales	$5,916	$8,604	$—		$14,520
Cost of products sold	3,611	5,912	45	(A)	9,568

Gross margin	2,305	2,692	(45)		4,952

Selling, general and administrative expenses	1,574	2,021	62	(B)	3,657
Impairment of goodwill, intangibles and other assets	—	151	—		151
Pension settlement charge	52	—	—		52
Restructuring costs	77	12	—		89

Operating income	602	508	(107)		1,003

Nonoperating expenses
Interest expense, net	80	226	189	(C)	495
Venezuela deconsolidation charge	173	—	—		173
Other expense, net	11	—	37	(D)	48

Net nonoperating expenses	264	226	226		716

Income before income taxes	338	282	(333)		287

Income tax expense	78	135	(125)	(E)	88

Income from continuing operations	$260	$147	$(208)		$199

Earnings per share:
Basic income from continuing operations	$0.96				$0.40
Diluted income from continuing operations	$0.96				$0.40

Weighted-average shares outstanding:
Basic	269.3	195.8	28.0	(F)	493.1
Diluted	271.5	204.5	19.3	(F)	495.3

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in millions)

As of December 31, 2015

	Historical Newell Rubbermaid	Historical Jarden	Pro Forma Adjustments			Pro Forma Combined
Assets
Cash and cash equivalents	$275	$1,298	$(750)	(G	)	$823
Accounts receivable, net	1,251	1,311	—			2,562
Inventories, net	722	1,783	411	(H	)	2,916
Prepaid expenses and other	246	262	9	(I	)	517

Total current assets	2,494	4,654	(330)			6,818

Property, plant and equipment, net	599	1,074	193	(J	)	1,866
Goodwill	2,791	4,260	6,360	(K	)	13,411
Other intangible assets, net	1,064	4,095	3,479	(L	)	8,638
Other assets	330	210	11	(M	)	551

Total assets	$7,278	$14,293	$9,713			$31,284

Liabilities and Stockholders’ Equity
Accounts payable	$642	$813	$—			$1,455
Accrued compensation	185	206	—			391
Other accrued liabilities	772	662	(6)	(N	)	1,428
Short-term debt	383	594	(594)	(O	)	383
Current portion of long-term debt	6	—	75	(O	)	81

Total current liabilities	1,988	2,275	(525)			3,738

Long-term debt	2,688	5,788	4,248	(O	)	12,724
Deferred income taxes	227	1,604	1,249	(P	)	3,080
Other noncurrent liabilities	549	574	(11)	(Q	)	1,112

Total liabilities	5,452	10,241	4,961			20,654

Common stock	288	3	221	(R	)	512
Treasury stock, at cost	(523)	(1,114)	1,114	(R	)	(523)
Additional paid-in capital	801	4,094	4,520	(R	)	9,415
Retained earnings	2,091	1,431	(1,491)	(R	)	2,031
Accumulated other comprehensive loss	(834)	(362)	362	(R	)	(834)

Stockholders’ equity attributable to parent	1,823	4,052	4,726	(R	)	10,601
Stockholders’ equity attributable to noncontrolling interests	3	—	26	(S	)	29

Total stockholders’ equity	1,826	4,052	4,752			10,630

Total liabilities and stockholders’ equity	$7,278	$14,293	$9,713			$31,284

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

On December 13, 2015, Newell Rubbermaid and Jarden entered into the merger agreement, pursuant to which, through a series of merger transactions, Jarden will become a direct wholly-owned subsidiary of Newell Rubbermaid. As a component of the merger transactions, Newell Rubbermaid will change its name to Newell Brands Inc.

Pursuant to the merger agreement, each holder of shares of Jarden common stock will be entitled to receive, at the effective time of the first merger, consideration consisting of (i) $21.00 in cash, without interest (the “cash consideration”) and (ii) 0.862 of a share of common stock of Newell Rubbermaid for each share of Jarden common stock (with the cash consideration, the “merger consideration”).

In addition, at the effective time of the first merger:

•	each option to purchase shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger will vest (to the extent unvested) and will be cancelled and converted into the per share merger consideration equal to (1) the total number of shares of Jarden common stock underlying such option minus (2) a number of shares with an aggregate fair market value equal to the aggregate exercise price of such option determined by assuming that each such share has a fair market value equal to the per share merger consideration;

•	each restricted stock award that represents a right to receive shares of Jarden common stock that is outstanding immediately prior to the effective time of the first merger (other than a limited number of restricted stock awards, referred to as rollover restricted stock awards), will vest (to the extent unvested), be cancelled and converted into the right to receive the per share merger consideration for each share of Jarden common stock underlying such restricted stock award; and

•	each rollover restricted stock award will be cancelled in exchange for a substitute restricted stock award, covering a number of shares of Newell Brands common stock, rounded up to the nearest whole share, with an aggregate fair market value (as defined in the Jarden 2013 Stock Incentive Plan) as of December 31, 2015 equal to the aggregate fair market value of the shares of Jarden common stock subject to such restricted stock award as of December 31, 2015.

Under the terms of the indentures governing the outstanding Jarden convertible notes, the first merger will constitute a fundamental change, which at the election of Jarden will entitle holders to convert outstanding Jarden convertible notes into Jarden common stock at a “makewhole premium” and receive the merger consideration. In the event any holders elect not to convert, Newell Brands will be required to conduct a fundamental change repurchase offer after the completion of the first merger, which will entitle holders to tender Jarden convertible notes in exchange for a cash purchase price equal to 100% of par, plus accrued and unpaid interest. After the completion of the fundamental change repurchase offer, the conversion price for the Jarden convertible notes will be fixed at the merger consideration.

Based on the number of shares of Jarden common stock outstanding on February 29, 2016, including the assumed conversion of the outstanding Jarden convertible notes into shares of Jarden common stock at the makewhole premium and Jarden equity awards expected to be entitled to receive the merger consideration, Newell Rubbermaid has estimated the total cash required to refinance Jarden debt and complete the transactions contemplated by the merger agreement, including transaction-related fees and expenses, to be $10.2 billion as follows:

•	$5.5 billion to pay the cash consideration;

•	$0.1 billion for transaction-related fees and expenses and debt issuance costs;

•	$3.1 billion for the prepayment of Jarden’s outstanding senior secured term loans outstanding at December 31, 2015; and,

•	$1.5 billion for the repayment of other Jarden outstanding debt, including certain of Jarden’s senior notes, senior subordinated notes and borrowings under Jarden’s securitization facility.

In connection with entering into the merger agreement, Newell Rubbermaid (1) has entered into the bridge commitment letter providing a commitment for the bridge credit facility, which would be a senior unsecured 364-day bridge facility in a principal amount, as adjusted, of up to $9.0 billion, subject to certain conditions and (2) has entered into the term loan facility, which provides up to $1.5 billion in term loans, subject to certain conditions. Newell Rubbermaid intends to pursue financing that would replace financing available under the bridge credit facility. There can be no assurance that any replacement financing will be available to Newell Rubbermaid at all or on acceptable terms. Newell Rubbermaid intends to finance the cash requirements to refinance Jarden debt and complete the merger transactions with a combination of:

•	up to approximately $1.5 billion of term loan facility proceeds;

•	up to approximately $8.0 billion of newly issued Newell Rubbermaid debt securities;

•	available balance sheet cash; and

•	to the extent necessary, borrowings under the bridge credit facility or from borrowings under other permanent or alternative financing.

In addition, Newell Rubbermaid intends to rollover Jarden’s existing 3 3⁄4% senior notes due 2021 issued in July 2014 in the aggregate principal amount of €300 million and 5% senior notes due 2023 issued in October 2015 in the aggregate principal amount of $300 million. As a result, none of the cash requirements contemplate repayment of these series of notes.

Completion of the merger transactions is subject to certain closing conditions, including, but not limited to, the (1) approval of the share issuance by Newell Rubbermaid stockholders; (2) adoption of the merger agreement by Jarden stockholders; (3) receipt of required regulatory approvals; and (4) satisfaction (or to the extent permitted by applicable law, waiver) of other customary conditions prior to closing.

Based on the number of shares of Newell Rubbermaid common stock and Jarden common stock outstanding (including outstanding Jarden stock options and restricted stock awards and assuming the conversion of all of Jarden’s outstanding convertible notes into shares of Jarden common stock entitled to receive the merger consideration in the first merger) on March 1, 2016, upon the completion of the first merger, former Jarden stockholders will own approximately 46% of the outstanding Newell Brands common stock and Newell Rubbermaid stockholders immediately prior to the first merger will own approximately 54% of the outstanding Newell Brands common stock.

Note 2. Basis of Pro Forma Presentation

These unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and present the pro forma financial position and results of operations of the combined company based on the historical financial statements of Newell Rubbermaid and Jarden after giving effect to the merger transactions and financing arrangements expected to be entered into in connection with the merger transactions, including the repayment of certain Jarden debt and the other adjustments described in these notes.

The pro forma balance sheet combines the unaudited historical balance sheet of Newell Rubbermaid and the unaudited historical balance sheet of Jarden as of December 31, 2015, giving effect to the merger transactions as if they and the related expected debt financing had been consummated on December 31, 2015. The pro forma statement of operations for the year ended December 31, 2015 combines the audited historical consolidated statement of operations of Newell Rubbermaid and the audited historical consolidated statement of operations of Jarden, giving effect to the merger transactions as if the merger transactions and the related expected debt financing had been consummated on January 1, 2015, the beginning of the period presented. With respect to the unaudited pro forma condensed combined statement of operations, the historical consolidated financial statements of Newell Rubbermaid and Jarden have been adjusted to give effect only to events that are expected to have a continuing impact on the results of Newell Brands following the completion of the merger transactions.

The first merger will be accounted for under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Newell Rubbermaid will be considered the acquirer for financial reporting purposes. Accordingly, the merger consideration will be allocated to Jarden’s assets and liabilities based upon their estimated fair values at the effective time of the first merger. Any amount of the merger consideration that is in excess of the estimated fair values of Jarden’s assets and liabilities will be recorded as goodwill in Newell Brands’ balance sheet after the completion of the first merger. As of the date of this Current Report on Form 8-K, Newell Rubbermaid has not completed the detailed valuation work necessary to arrive at the required final determinations of the fair value of Jarden’s assets and liabilities and the related allocation of purchase price in the first merger, nor has it identified all adjustments that may be necessary to conform Jarden’s accounting policies to Newell Rubbermaid’s accounting policies. A final determination of the fair value of Jarden’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Jarden that exist as of the effective time of the first merger and, therefore, cannot be made prior to that time. Additionally, a portion of the merger consideration will be based on the trading price of Newell Rubbermaid common stock at the effective time of the first merger, and is not capable of being determined until that time. Accordingly, the unaudited pro forma purchase price allocation is preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements.

Increases or decreases in the fair value of relevant balance sheet amounts and in the value of the merger consideration will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the unaudited pro forma condensed combined financial statements.

Newell Rubbermaid and Jarden anticipate that the merger transactions will result in significant cost savings and enhanced revenue opportunities that would be unachievable without completing the merger transactions. The unaudited pro forma condensed combined financial statements do not reflect any potential divestitures that may be undertaken prior to, or subsequent to, the consummation of the merger transactions, or any cost savings, operating synergies or enhanced revenue opportunities that Newell Brands may achieve as a result of the merger transactions, the costs to integrate the operations of Newell Rubbermaid and Jarden, or the costs necessary to achieve such cost savings, operating synergies and enhanced revenues.

Note 3. Accounting Policies

As part of preparing these unaudited pro forma condensed combined financial statements, Newell Rubbermaid conducted an initial review of the accounting policies of Jarden to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Newell Rubbermaid’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, Newell Rubbermaid did not become aware of any material differences between accounting policies of Newell Rubbermaid and Jarden except for certain reclassifications necessary to conform Jarden’s classification to Newell Rubbermaid’s financial statement presentation of (i) foreign exchange gains and losses, (ii) investment-related income (loss), (iii) noncontrolling interests and (iv) capitalized software. The reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements are presented in Note 6.

Effective December 31, 2015, Newell Rubbermaid deconsolidated its Venezuelan operations as a result of a loss of control and began accounting for its investment in Venezuela using the cost method. As a result of deconsolidating its Venezuelan operations, Newell Rubbermaid recorded a charge of $173 million, which is included as a separate line item in non-operating expenses in its historical financial statements. See Note 1 of the notes to Newell Rubbermaid’s audited consolidated financial statements in the Newell Rubbermaid Form 10-K for additional information. For the three months ended March 31, 2015, Jarden included the results of its Venezuelan operations in its financial statements using two rates: the SICAD II exchange rate, which was eliminated in February 2015, and then the SIMADI exchange rate which replaced the SICAD II exchange rate. Jarden then deconsolidated its Venezuela operations effective March 31, 2015. In connection with the two separate events that impacted Jarden’s Venezuelan operations during the three months ended March 31, 2015, Jarden incurred $61 million of total charges during the year ended December 31, 2015 associated with its Venezuelan operations, which are classified in Selling, General & Administrative (“SG&A”) expenses in its historical financial statements. See Note 1 of the notes to Jarden’s audited consolidated financial statements contained in this Current Report on Form 8-K for additional information.

In order to conform Jarden’s presentation of charges incurred in 2015 related to its Venezuelan operations to Newell Rubbermaid’s presentation, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 reflects the reclassification of Jarden’s $13 million charge for the remeasurement of net monetary assets of its Venezuela operations (i.e., the February 2015 change from SICAD II to SIMADI) and $11 million of Venezuela deconsolidation charges resulting from the loss of control effective March 31, 2015, or $24 million, to other expense, net. The $24 million of charges incurred by Jarden that are reclassified to other expense, net is included in the $37 million of reclassifications from SG&A to other expense, net referenced in Notes 6(B) and 6(D).

Newell Rubbermaid classifies impairments of operating assets as SG&A, restructuring charges, or if material, as a separate line, for purposes of determining operating income. As a result, the $37 million of impairment charges incurred by Jarden during the year ended December 31, 2015 related to its Venezuela operations and classified as SG&A in Jarden’s historical financial statements were not reclassified for the pro forma presentation and are included in SG&A in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015.

Upon consummation of the merger transactions, a more comprehensive review of the accounting policies of Jarden will be performed, which may identify other differences among the accounting policies of Newell Rubbermaid and Jarden that, when conformed, could have had a material impact on the unaudited pro forma condensed combined financial statements.

Note 4. Estimated Merger Consideration

Based on the closing price per share of Newell Rubbermaid common stock on the NYSE on March 1, 2016 (the most recent practicable date) of $39.51, and the number of shares of Jarden common stock, including shares of Jarden common stock expected to be outstanding upon the assumed conversion of Jarden’s outstanding convertible notes as described in more detail below and Jarden equity awards expected to be entitled to the merger consideration, the total merger consideration is expected to be approximately $14.3 billion, consisting of $5.5 billion of cash and $8.8 billion related to 223.8 million shares of Newell Rubbermaid common stock. Changes in the share price of Newell Rubbermaid common stock, or the number of shares of Jarden common stock or Jarden equity awards entitled to receive the merger consideration, could result in material differences in the total merger consideration and, thus, the purchase price and related purchase price allocation in the merger transactions.

Assumed Conversion of Outstanding Jarden Convertible Notes

Jarden currently has the following outstanding convertible notes:

•	$690 million principal amount of 1 1⁄8% senior subordinated convertible notes due 2034;

•	$265 million principal amount of 1 1⁄2% senior subordinated convertible notes due 2019; and

•	$500 million principal amount of 1 7⁄8% senior subordinated convertible notes due 2018.

Under the terms of the indentures governing the outstanding Jarden convertible notes, the first merger will constitute a fundamental change, which will entitle holders to convert outstanding Jarden convertible notes into Jarden common stock at a makewhole premium and, thereafter, exchange their Jarden common stock for the merger consideration. In the event any holders elect not to convert, Newell Brands will be required to conduct a fundamental change repurchase offer after the completion of the first merger, which will entitle holders to tender Jarden convertible notes in exchange for a cash purchase price equal to 100% of par, plus accrued and unpaid interest. After the completion of the fundamental change repurchase offer, the conversion price for the Jarden convertible notes will be fixed at the merger consideration. Because the value of the merger consideration which would be received by holders of outstanding Jarden convertible notes following conversion of their respective notes at the makewhole premium exceeds the value such holder would otherwise receive for their convertible notes, Newell Rubbermaid expects that all of such convertible notes will be converted into shares of Jarden common stock entitled to receive the merger consideration. As a result, the total estimated merger consideration includes $0.8 billion of cash expected to be paid and 33.0 million shares of Newell Rubbermaid common stock estimated to be issued, associated with the assumed conversion of outstanding Jarden convertible notes.

Estimated Merger Consideration

The following table summarizes the components of the estimated merger consideration (in millions, except for per share amounts and exchange ratio):

	Conversion Calculation	Estimated Fair Value
Jarden common stock outstanding at February 29, 2016	213.2
Jarden net amount of equity awards outstanding at February 29, 2016	6.7
Jarden stock awards issuable to executives in connection with the merger transactions	1.4
Jarden common stock expected to be issued upon assumed conversion of outstanding Jarden convertible notes(1)	38.3

Total estimated shares of Jarden common stock entitled to the merger consideration	259.6

Exchange ratio	0.862

Estimated number of shares of Newell Rubbermaid common stock to be issued as merger consideration	223.8
Per share price of Newell Rubbermaid common stock as of March 1, 2016	$39.51
Estimated fair value of Newell Rubbermaid common stock to be issued as merger consideration		$8,842
Estimated cash to be paid to Jarden stockholders		5,451

Total estimated merger consideration		$14,293

(1)	Assumes 100% conversion at the makewhole premium described above.

Sensitivity of Common Stock Price

The total estimated merger consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual value of the total merger consideration that will be paid by Newell Rubbermaid in the merger transactions. In accordance with ASC 805, the fair value of equity securities to be issued as part of the total merger consideration will be measured on the effective date of the first merger at the then current market price. The price per share of Newell Rubbermaid common stock could fluctuate, possibly materially, between the date of March 1, 2016 and the effective date of the first merger. As a result, the actual value of the stock component of the merger consideration to be paid by Newell Rubbermaid to complete the first merger could vary from the estimates contained in these unaudited pro forma condensed combined financial statements, and such variance could be material.

The table below illustrates the potential impact on the estimated total merger consideration resulting from a 10% increase or decrease in Newell Rubbermaid common stock price of $39.51 on March 1, 2016. For the purpose of this calculation, the total number of shares has been assumed to be the same as in the table above.

% change in Newell Rubbermaid common stock price from March 1, 2016	-10%	+10%
Newell Rubbermaid common stock price	$35.56	$43.46
Change in value of total merger consideration (in millions)	$(884)	$884

Note 5. Estimated Purchase Price Allocation

The table below represents a preliminary allocation of the estimated total merger consideration to Jarden’s assets and liabilities in the first merger based on Newell Rubbermaid’s preliminary estimate of their respective fair values (in millions):

Current assets	$5,037
Property, plant and equipment	1,267
Goodwill	10,620
Identifiable intangible assets	7,574
Other noncurrent assets	157

Total assets	$24,655

Current liabilities	$(1,683)
Jarden debt expected to be retained, at fair value(1)	(649)
Jarden debt expected to repaid, at fair value(2)	(4,588)
Deferred income tax liabilities	(2,853)
Other noncurrent liabilities	(563)

Total liabilities	$(10,336)
Total noncontrolling interests	$(26)

Estimated total merger consideration	$14,293

(1)	Represents the market value of Jarden’s 3 ¾% senior notes due 2021 and 5% senior notes due 2023.
(2)	Includes change-in-control premium and accrued interest.

The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements. Newell Rubbermaid estimated the fair value of Jarden’s assets and liabilities based on discussions with Jarden’s management, due diligence review in connection with the merger transactions, and information available to Newell Rubbermaid in public filings. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions.

Until the first merger is completed, both companies are limited in their ability to share information with the other. Upon completion of the first merger, additional valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts and in the value of the total merger consideration will result in adjustments to the balance sheet and/or statement of operations until the purchase price allocation is finalized. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the first merger. Newell Rubbermaid anticipates that the valuations of Jarden’s assets and liabilities will include, but not be limited to, inventory; property, plant and equipment; customer relationships and distribution channels; intellectual property; trade names and trademarks; and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of Jarden’s assets and liabilities.

The final total merger consideration and amounts allocated to Jarden’s assets and liabilities could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of Jarden’s assets or an increase in the fair value of Jarden’s liabilities from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the first merger. In addition, if the value of the property, plant and equipment and identifiable intangible assets is higher than the amounts included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma condensed combined statement of operations. Any such increases could be material, and could result in Newell Brands’ actual future financial condition and results of operations differing materially from those presented in the unaudited pro forma condensed combined financial statements.

The following is a description of the preliminary adjustments made to Jarden’s assets and liabilities to be assumed in the first merger in connection with the preparation of the unaudited pro forma condensed combined financial statements:

Inventory: At the effective time of the first merger, inventory is required to be measured at fair value. Jarden’s inventory consists of raw materials, work in process and finished goods. For purposes of the unaudited pro forma condensed combined financial statements, the preliminary fair value of Jarden’s inventory has been determined based on currently available information and certain assumptions, and may be different from the final estimate of fair value, and the difference could be material. Raw materials were valued based on Jarden’s current net book values. Work in process and finished goods were valued using Newell Rubbermaid’s and Jarden’s historical experience in adjusting acquired inventory to fair value. The increase in inventory expected to result from adjusting Jarden’s inventory to fair value is preliminarily estimated to be $411 million, and such amount is not reflected in the unaudited pro forma condensed combined statement of operations because the adjustment is not expected to have a continuing effect on the combined company.

Property, plant and equipment: As of the effective time of the first merger, Jarden’s property, plant and equipment are required to be measured at fair value. With respect to property, plant and equipment, Jarden has a number of manufacturing and distribution sites and retail locations and owns land and leases sites that include leasehold improvements, and owns machinery and equipment for use in its manufacturing operations. Newell Rubbermaid considered its and Jarden’s experience in recent acquisitions as well as other acquisitions in the consumer products industry in estimating the fair value of Jarden’s property, plant and equipment. Based on discussions with Jarden management and Jarden and Newell Rubbermaid’s analysis of recent adjustments required to adjust property, plant and equipment to fair value in purchase accounting for transactions in the consumer products industry, the estimated adjustment required to adjust Jarden’s property, plant and equipment to fair value is $242 million. Newell Rubbermaid does not have sufficient information at this time as to the specific types, nature, age, condition or location of property, plant and equipment to perform a complete valuation, so it is possible that the fair value of Jarden’s property, plant and equipment could differ materially from the $1.3 billion included in the unaudited pro forma condensed combined financial statements.

The preliminary estimates of the fair value of Jarden’s property, plant and equipment and the associated depreciation expense included in the pro forma condensed combined financial statements could possibly be different from the final values determined through acquisition accounting, and the difference could be material. For example, if the fair value of Jarden’s property, plant and equipment is 10% greater than the estimated fair value of Jarden’s property, plant and equipment as set forth in the unaudited pro forma condensed combined balance sheet and useful lives remained the same, goodwill would decline by $127 million and the combined company would be required to recognize approximately $8 million of additional annual depreciation expense based on a 15-year weighted-average useful life for Jarden’s property, plant and equipment.

Jarden leases various office, retail and manufacturing and distribution facilities and equipment, and such leases are required to be adjusted to fair value at the effective time of the first merger. Newell Rubbermaid will evaluate the leases and adjust the leases to fair value in connection with the purchase price allocation. As a result, lease assets and liabilities and rent expense associated with facilities and equipment under capital and operating leases could be different from that assumed in the unaudited pro forma condensed combined financial statements, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements.

Goodwill: Goodwill is equal to the difference between the fair value of the total merger consideration and the fair values of Jarden’s identifiable assets and liabilities. Goodwill is not amortized but is subject to annual fair value impairment tests and interim impairment tests if facts and circumstances warrant.

With respect to goodwill expected to be recognized as a result of the first merger, Newell Rubbermaid believes that the predominant portion of the goodwill relates to Jarden as a going concern and the fair value of expected synergies from combining the Newell Rubbermaid and Jarden businesses. The going concern element represents the ability to earn a higher return on the combined assembled collection of Newell Rubbermaid’s and Jarden’s assets and businesses than if those assets and businesses were to be acquired and operated separately. The expected synergies from the combination of Newell Rubbermaid and Jarden are primarily in the form of decreased costs and increased sales. Cost synergies are expected to arise from the reduction of corporate costs, raw material costs and procurement savings, supply chain efficiencies and cost reductions across a larger business and portfolio of products, leveraging overhead costs in emerging markets and income taxes. Increased sales are expected to be generated through cross-selling opportunities. The unaudited pro forma condensed combined statement of operations does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the merger transactions.

Identifiable intangible assets: As of the effective time of the first merger, identifiable intangible assets are required to be measured at fair value, and these assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. With respect to the intangible assets associated with the first merger, Jarden owns the rights to a number of trade names and trademarks, including Coleman, Jostens, Oster, Sunbeam and Yankee Candle. Certain of these trade names and trademarks are associated with products that Newell Rubbermaid believes have a leading market share in each of their respective categories. In addition to these intangible assets, Jarden has a number of valuable customer relationships and distribution channels in industries such as disposable tableware, household appliances and memorabilia, many of which were developed over a number of years of providing consistent quality products and services. Based on internal assessments as well as discussions with Jarden management, Newell Rubbermaid has identified the following significant intangible assets: trademarks and trade names, customer relationships and distribution channels, intellectual property and non-compete arrangements. For purposes of these unaudited pro forma condensed combined financial statements, the fair value and weighted-average useful lives of these intangible assets have been estimated primarily based on reviews of publicly disclosed allocations for other transactions in the consumer products industry, Newell Rubbermaid’s and Jarden’s historical experience in purchase price allocations for transactions in the industry, other available public information and Newell Rubbermaid’s financial due diligence review of Jarden’s business.

Newell Rubbermaid does not have sufficient information as to the amount, timing and risk of the estimated future cash flows attributable to these assets needed to perform a final valuation of trademarks and trade names, customer relationships and distribution channels, intellectual property, and non-compete arrangements. As a result, the final allocation of the purchase price and determinations of the weighted-average useful lives of these assets could differ from the preliminary estimates of fair value and weighted-average useful lives, and the difference could be material. Once Newell Rubbermaid has full access to the specifics of Jarden’s intangible assets, additional insight will be gained that could impact the estimated total value assigned to these intangible assets and the estimated useful lives of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Newell Rubbermaid only upon access to additional information after the completion of the first merger and/or changes in such factors that may occur prior to the effective time of the first merger. For each $100 million change in the fair value of identifiable, amortizable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $6 million, assuming a weighted-average useful life of 16 years.

Long-term borrowings: As of the effective time of the first merger, debt of the combined company is required to be measured at fair value. The fair values of Jarden’s existing 3 3⁄4% senior notes due 2021 in the aggregate principal amount of €300 million and 5% senior notes due 2023 in the aggregate principal amount of $300 million that are expected to remain outstanding have been estimated using observable market information. No other Jarden indebtedness is expected to remain outstanding following the completion of the first merger.

Deferred income taxes: As of the effective time of the first merger, Newell Rubbermaid will record deferred taxes and other tax adjustments as part of the accounting for the first merger, primarily related to the estimated fair value adjustments for identifiable intangible assets and property, plant and equipment, the expected conversion and settlement of the three series of currently outstanding Jarden convertible notes and goodwill. The $1.2 billion net increase to deferred tax liabilities included in the unaudited pro forma condensed combined balance sheet primarily reflects the net impact of these three adjustments, including a $1.5 billion increase associated with the fair value adjustments for identifiable intangible assets, property, plant and equipment and inventory, a $0.1 billion reduction associated with the conversion and settlement of currently outstanding Jarden convertible notes and a $0.2 billion reduction associated with the elimination of Jarden’s deferred tax liability for goodwill. These estimates are based on a preliminary valuation of Jarden’s intangible assets, property, plant and equipment and inventory and are subject to further review by Newell Rubbermaid, which may result in material adjustments following the closing date of the first merger.

Other assets/liabilities: Adjustments to Jarden’s remaining assets and liabilities may also be necessary; however, at this time Newell Rubbermaid has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Newell Rubbermaid believes that the current Jarden book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Newell Rubbermaid does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different, other than as indicated below:

Debt issuance costs: Jarden’s capitalized debt issuance costs as of December 31, 2015 of $53 million are estimated to have no fair value because the two series of Jarden senior notes that are expected to remain outstanding debt obligations of the combined company will be adjusted to fair value and no other Jarden indebtedness is expected to remain outstanding following the completion of the first merger.

Pension liabilities: Jarden’s U.S. pension assets and liabilities were adjusted to fair value as of December 31, 2015.

Note 6. Adjustments in the Unaudited Pro Forma Condensed Combined Financial Statements

Reclassifications

The following items are presented as reclassifications in the unaudited pro forma condensed combined financial statements for purposes of conforming Jarden’s classification of certain assets, liabilities, income and expenses to Newell Rubbermaid’s presentation for the combined presentation:

•	$39 million of foreign exchange losses for the year ended December 31, 2015 have been reclassified from SG&A to other expense, net.

•	$2 million of income for the year ended December 31, 2015 associated with investment-related activities and noncontrolling interests have been reclassified from SG&A to other expense, net.

•	$49 million of capitalized software assets as of December 31, 2015 have been reclassified from property, plant and equipment, net to other intangible assets, net.

•	Noncontrolling interests of $26 million have been reclassified from other noncurrent liabilities to stockholders’ equity attributable to noncontrolling interests in the unaudited pro forma condensed combined balance sheet.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

(A) Cost of Products Sold

The unaudited pro forma adjustment to cost of products sold includes amortization expense associated with the estimated fair value of Jarden’s intellectual property of $233 million amortized using an estimated weighted-average useful life of 7 years and incremental depreciation expense associated with the $242 million adjustment to increase property, plant and equipment to its estimated fair value. See Notes 6(J) and 6(L) for the estimated fair values and weighted-average useful lives assumed for Jarden’s property, plant and equipment and identifiable intangible assets, respectively.

The preliminary estimated useful lives and fair value adjustments of the Jarden assets for the merger transactions were estimated in accordance with the procedures described in Note 5. With other assumptions held constant, a 10% increase in the fair value adjustment for property, plant and equipment and intellectual property would increase annual pro forma depreciation and amortization expense by $5 million. With other assumptions held constant, a decrease of one year in the estimated weighted-average useful life of property, plant and equipment and intellectual property assets would increase annual pro forma depreciation and amortization expense by $7 million.

The unaudited pro forma adjustment to cost of products sold is as follows (in millions):

Year Ended December 31, 2015
Acquisition-related amortization	$33
Depreciation expense	12

Pro forma adjustment	$45

(B) Selling, General and Administrative Expense (SG&A)

The unaudited pro forma adjustment to SG&A is calculated as follows (in millions):

Year Ended December 31, 2015
Acquisition-related amortization expense, Jarden historical	$(62)
Acquisition-related amortization expense, pro forma	155
Depreciation expense	6
Reclassifications	(37)

Pro forma adjustment	$62

The pro forma adjustment to depreciation expense represents increased depreciation expense associated with the $242 million pro forma adjustment to increase Jarden’s property, plant and equipment to its estimated fair value. The $242 million pro forma adjustment, weighted average depreciable lives and allocation among cost of products sold and SG&A is set out in the following table (dollars in millions).

	Estimated Adjustment	Estimated Weighted- Average Depreciable Life	Estimated Annual Depreciation Expense
Land	$1	N/A	$—
Buildings and improvements	37	30 years	1
Machinery and equipment	204	12 years	17

Total	$242		$18

Cost of products sold			$12
SG&A			$6

The preliminary estimated weighted-average depreciable lives and fair values of Jarden’s property, plant and equipment were estimated in accordance with the procedures described in Note 5. With other assumptions held constant, a 10% increase in the estimated fair values of Jarden’s property, plant and equipment would increase annual pro forma depreciation expense in SG&A by $1 million. With other assumptions held constant, a decrease of one year in the estimated weighted-average depreciable lives would increase annual pro forma depreciation expense in SG&A by $1 million.

The pro forma acquisition-related amortization expense represents additional amortization expense associated with the estimated fair value of Jarden’s amortizable trade names and trademarks, customer relationships and distribution channels and non-compete agreements using the weighted-average useful lives as outlined in the following table (dollars in millions).

	Estimated Fair Value	Estimated Weighted- Average Useful Life	Estimated Annual Amortization Expense
Indefinite-lived trade names and trademarks	$4,851	N/A	$—
Amortizable trade names and trademarks	49	20 years	2
Customer relationships and distribution channels	2,334	17 years	138
Other intangible assets	58	4 years	15

Total			$155

The preliminary estimated weighted-average useful lives and fair values of Jarden’s identifiable intangible assets were estimated in accordance with the procedures described in Note 5. With other assumptions held constant, a 10% increase in the estimated fair values of Jarden’s amortizable trade names and trademarks, customer relationships and distribution channels and non-compete agreements would increase annual pro forma amortization expense in SG&A by $15 million. With other assumptions held constant, a decrease of one year in the estimated weighted-average useful lives of amortizable trade names and trademarks, customer relationships and distribution channels, and non-compete agreements would increase annual pro forma amortization expense in SG&A by $14 million.

(C) Interest Expense

The unaudited pro forma adjustment to interest expense is calculated as follows (in millions):

Year Ended December 31, 2015
Interest expense associated with debt expected to be repaid upon closing of the first merger	$(211)
Interest expense from expected additional indebtedness	400

Pro forma adjustment	$189

The unaudited pro forma adjustment of $189 million for the year ended December 31, 2015 reflects a decrease in interest expense of $211 million primarily as a result of the expected repayment of $4.6 billion of Jarden’s outstanding debt, which includes all of Jarden’s outstanding debt at December 31, 2015 except for two series of Jarden senior notes with principal amounts outstanding of €300 million and $300 million, and the expected conversion to equity of Jarden’s three series of convertible notes upon closing of the first merger. Additional pro forma interest expense of $400 million for the year ended December 31, 2015 assumes the expected incurrence by Newell Rubbermaid of an additional $9.5 billion of indebtedness in connection with the first merger with a weighted-average interest rate of 4.2%, with such incremental borrowings and available cash on the balance sheet used to finance the repayment of $4.6 billion of Jarden’s outstanding debt, including accrued interest, $0.1 billion of merger-related fees and expenses and the $5.5 billion cash consideration. The $9.5 billion of indebtedness includes $1.5 billion of indebtedness under the term loan facility at an estimated interest rate of 2.0% and $8.0 billion of indebtedness expected from offerings of newly issued debt securities at a weighted-average estimated interest rate of 4.6%. The overall net increase in interest expense is primarily due to incremental borrowings required to finance a portion of the cash component of the total merger consideration.

Newell Rubbermaid has entered into the bridge commitment letter, which provides for the bridge credit facility, and entered into the term loan facility to provide for this financing. These unaudited pro forma condensed combined financial statements have assumed that Newell Rubbermaid will complete an offering of newly issued debt securities based on current market conditions and, as a result, will not borrow any amounts under the bridge facility. Unaudited pro forma interest expense also includes estimates for variable rate debt pursuant to interest rate swaps Newell Rubbermaid expects to enter into upon completing the offering of term note debt securities.

A 0.125% change in the interest rate on expected borrowings would change annual pro forma interest expense by approximately $12 million. In addition, if Newell Rubbermaid does not obtain financing on the terms as anticipated in the unaudited pro forma condensed combined statements of operations and borrows under the bridge credit facility, it would be subject to interest expense and costs at rates higher than those assumed. Specifically, Newell Rubbermaid expects that approximately $8.0 billion of borrowings under the bridge credit facility would be at an annual interest rate of approximately 6.0%, which includes amortization of issuance costs associated with completing the bridge credit facility and fees associated with unused commitments under the bridge credit facility. Any borrowings under the bridge credit facility would be classified as short-term debt in current liabilities.

(D) Other Expense, Net and Other Items

The unaudited pro forma adjustment to other expense, net, represent the reclassifications of net foreign exchange losses and gains associated with investment-related activities and noncontrolling interests from SG&A to other expense, net.

In addition to the foregoing adjustments to the pro forma statement of operations, the following expected estimated costs directly attributable to completion of the merger transactions, which are in addition to those discussed in Note 6(C) above, represent nonrecurring items that are excluded from earnings from continuing operations in the unaudited pro forma condensed combined statement of operations (in millions):

	Estimated Bridge Credit Facility Costs	Estimated Executive Compensation Costs	Estimated Transaction Advisory Costs
Gross expense	$54	$64	$50
Tax benefit	20	24	19

Net amount	$34	$40	$31

(E) Income Tax Expense

To calculate the pro forma adjustment to income tax expense, a combined U.S. federal and state statutory tax rate of 37.5% has been applied to the pro forma adjustments for the year ended December 31, 2015.

(F) Weighted Average Shares Outstanding

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are calculated as follows (in millions of shares):

	Year Ended December 31, 2015
	Basic	Diluted
Weighted-average shares of Jarden common stock and common stock equivalents, including convertible notes	(195.8)	(204.5)
Issuance of Newell Rubbermaid common stock	223.8	223.8

Pro forma adjustment	28.0	19.3

As all outstanding shares of Jarden common stock will be eliminated in the first merger, the unaudited pro forma weighted average number of basic shares outstanding is calculated by adding Newell Rubbermaid’s weighted average number of basic shares outstanding for the period and the number of shares of Newell Rubbermaid common stock expected to be issued to Jarden stockholders in the first merger. Similarly, the unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Newell Rubbermaid’s weighted average number of diluted shares outstanding for the period and the number of shares of Newell Rubbermaid common stock expected to be issued in the first merger. As each outstanding option to acquire shares of Jarden common stock issued and outstanding under any of the Jarden equity plans will be converted and substantially all restricted shares will vest at the effective time of the first merger in exchange for the right to receive the merger consideration, such shares were included in these calculations. In addition, holders of Jarden’s convertible notes are expected to convert the convertible notes into shares of Jarden common stock and receive the merger consideration based on the number of Jarden shares into which the convertible notes are convertible, inclusive of the makewhole premium. Shares of Newell Rubbermaid common stock issuable to the holders of Jarden’s convertible notes are also included in these calculations. See Note 1 and Note 4 for more information about the treatment of share-based compensation and the convertible notes, respectively.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(G) Cash and Cash Equivalents

The unaudited pro forma adjustment to cash and cash equivalents is calculated as follows (in millions):

Proceeds from additional indebtedness	$9,462
Financing fees	(64)
Transaction advisory costs, executive compensation costs and other	(102)
Cash portion of total merger consideration	(5,451)
Repayment of Jarden debt based on change-in-control provisions, including accrued interest	(4,588)
Cash to settle Jarden’s interest rate hedging contracts	(7)

Total adjustment to cash and cash equivalents	$(750)

Components of the adjustment include an increase in cash resulting from new debt expected to be incurred in connection with the first merger and a decrease in cash resulting from repayment of Jarden debt, the cash component of the total merger consideration and estimated financing fees for the term loan facility, bridge credit facility and the financing that would replace financing available under the bridge credit facility. The pro forma adjustment reflects the use of $750 million of available balance sheet cash and cash equivalents for the cash requirements of the merger transactions.

The $9.5 billion of new debt expected to be incurred in connection with the first merger represents $1.5 billion from the term loan facility and $8.0 billion from an expected offering of newly issued debt securities.

The $64 million to be used for financing fees consists of issuance costs for the term loan facility and expected offering of newly issued debt securities.

The $5.5 billion cash component of the total merger consideration represents $21 per Jarden share multiplied by the 259.6 million shares of Jarden common stock expected to be cancelled and exchanged in the first merger, which includes shares of Jarden common stock expected to be issued to holders of Jarden’s convertible notes.

The $4.6 billion of cash expected to be used for the repayment of Jarden debt includes amounts for the payment of principal, accrued interest and the change-in-control premium for all of Jarden’s outstanding debt at December 31, 2015, except for the two series of Jarden senior notes Newell Rubbermaid expects to continue as outstanding indebtedness of Newell Rubbermaid after completion of the first merger as described in Note 1.

Certain existing interest rate hedging contracts of Jarden are expected to be settled shortly after the completion of the first merger. Net cash used to settle these contracts and the elimination of the derivative liability is $7 million.

(H) Inventories

The unaudited pro forma adjustment of $411 million represents the step-up of Jarden’s inventory balance to the preliminary estimated fair value of approximately $2.2 billion as of December 31, 2015. As raw materials inventory was assumed to be at fair value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of Jarden’s work-in process and finished goods inventory was estimated based on procedures performed during due diligence and Newell Rubbermaid’s and Jarden’s historical experience with fair value adjustments to inventories in similar transactions.

(I) Prepaid Expenses and Other

The unaudited pro forma adjustment to prepaid expenses and other of $9 million reflects current income tax benefits associated with $40 million of estimated transaction advisory costs that Newell Rubbermaid had not incurred as of December 31, 2015 and $64 million of cash and other consideration due to Jarden’s executive officers upon completion of the merger transactions and the write-off, net of tax, of $46 million of capitalized bridge credit facility costs. The tax benefit adjustments of $15 million for advisory costs, $24 million for executive compensation and $17 million for bridge credit facility costs were estimated at a 37.5% tax rate since the costs are expected to be incurred in the U.S. and Newell Rubbermaid anticipates generating sufficient earnings to realize the income tax benefits.

The unaudited pro forma adjustment to prepaid expenses and other is summarized as follows (in millions):

Write-off capitalized bridge credit facility costs	$(46)
Tax benefit of bridge credit facility costs	17
Tax benefit of advisory costs associated with the merger transactions	15
Tax benefit of Jarden executive compensation	24
Other	(1)

$9

(J) Property, Plant and Equipment, Net

The unaudited pro forma adjustment to property, plant and equipment, net represents the reclassification of $49 million of capitalized software from property, plant and equipment, net to other intangibles, net, and the $242 million adjustment to increase Jarden’s property, plant and equipment to its estimated fair value, as follows (dollars in millions):

	As Reported (1)	Estimated Adjustment	Estimated Fair Value	Estimated Weighted- Average Depreciable Life
Land	$56	$1	$57	N/A
Buildings and improvements	304	37	341	30 years
Machinery and equipment	665	204	869	12 years

Total	$1,025	$242	$1,267

(1)	Excludes $49 million of capitalized software that was reclassified to other intangibles, net.

(K) Goodwill

Goodwill reflects the preliminary estimate of the excess of the total merger consideration to be paid by Newell Rubbermaid over the fair value of Jarden’s identifiable assets and liabilities. The estimated total merger consideration to be paid by Newell Rubbermaid to complete the first merger, based on the closing price of Newell Rubbermaid common stock on March 1, 2016 (the most recent practicable date), and the excess of the purchase price over the estimated fair value of the identifiable net assets is calculated as follows (in millions):

Total merger consideration	$14,293
Less fair value of Jarden’s identifiable net assets and liabilities, including repayments of debt	(3,673)

Total new goodwill	10,620
Less Jarden historical goodwill	(4,260)

Pro forma goodwill adjustment	$6,360

See Notes 4 and 5 for details regarding the effects of changes in the price of Newell Rubbermaid common stock and the preliminary estimated fair values of Jarden’s assets and liabilities.

(L) Other Intangible Assets, Net

The unaudited pro forma adjustment reflects the step-up to the preliminary estimated fair value of Jarden’s identifiable intangible assets from the respective carrying values reported by Jarden as of December 31, 2015. The intangible assets primarily consist of trade names and trademarks, customer relationships and distribution channels, and intellectual property, as follows (dollars in millions):

	As Reported	Adjustment	Estimated Fair Value	Estimated Weighted- Average Useful Life
Indefinite-lived trade names and trademarks	$2,426	$2,425	$4,851	N/A
Amortizable trade names and trademarks	12	37	49	20 years
Customer relationships and distribution channels	1,593	741	2,334	17 years
Intellectual property	47	186	233	7 years
Other intangible assets	17	41	58	4 years

Total	$4,095	$3,430	$7,525

A significant amount of the trade names and trademarks are expected to have an indefinite life, and certain trade names and trademarks deemed not to have an indefinite life are expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 10 to 30 years. A substantial majority of the trade names and trademarks are expected to be indefinite-lived intangible assets, as these assets have no legal, contractual, regulatory, economic or other competitive limiting factors and Newell Rubbermaid expects to use them for the foreseeable future. The portion of the estimated fair value of trade names and trademarks allocated to indefinite-lived and amortizable assets was based on Newell Rubbermaid’s and Jarden’s historical experience in allocating value to acquired trade names and trademarks for transactions in the consumer products industry.

The estimated fair value of customer relationship and distribution channel intangible assets is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 10 to 25 years, and the estimated fair value of intellectual property intangible assets is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 5 to 10 years, subject to the finalization of the allocation of the total merger consideration. The estimated amortizable life of customer relationships and distribution channels was determined after consideration of Jarden’s historical experience in assigning lives to its acquired intangible assets. Based on due diligence, Newell Rubbermaid currently believes that Jarden’s customers and distribution channels have demonstrated consistent buying patterns for many years and a number of the customer relationships and distribution channels have existed for decades.

See Note 5, Note 6(A) and Note 6(B) for a discussion of the possible effects of changes in the preliminary fair value and estimated remaining weighted-average useful lives of Jarden’s intangible assets compared to those presented in the unaudited pro forma condensed combined financial statements, including the effects on the calculation of pro forma amortization expense.

The pro forma adjustment for other intangible assets, net also includes $49 million of capitalized software reclassified from property, plant and equipment.

(M) Other Assets

The unaudited pro forma adjustment to other assets is calculated as follows (in millions):

Elimination of Jarden’s unamortized debt issuance costs	$(53)
Capitalized financing costs related to additional indebtedness	64

Total pro forma adjustment	$11

The pro forma adjustment reflects the elimination of unamortized debt issuance costs associated with existing Jarden debt expected to be repaid in connection with the first merger; the unamortized debt issuance costs associated with Jarden debt expected to remain outstanding since it will be adjusted to fair value; and unamortized debt issuance costs associated with Jarden’s three series of convertible notes due to the expected conversion of the convertible notes into shares of Jarden common stock. The pro forma adjustment also includes the addition of financing costs expected to be incurred by Newell Rubbermaid relating to the expected additional indebtedness to be incurred in connection with the first merger, including the term loan facility and the completion of an offering of newly issued debt securities.

(N) Other Accrued Liabilities

The unaudited pro forma adjustment to other accrued liabilities is calculated as follows (in millions):

Other Accrued Liabilities
Accrued executive compensation	$22
Settlement of Jarden’s accrued interest on Jarden debt to be repaid	(17)
Settlement of liabilities related to Newell Rubbermaid’s accrued transaction costs	(11)

Total pro forma adjustment	$(6)

The unaudited pro forma adjustment reflects an increase in accrued liabilities associated with compensation arrangements with certain Jarden executives, and such compensation-related liabilities are triggered upon completion of the first merger. The unaudited pro forma adjustment reflects the payment of Jarden’s accrued interest on debt expected to be repaid upon completion of the first merger and the settlement of Newell Rubbermaid’s transaction costs for the merger transactions that were accrued as of December 31, 2015.

(O) Debt

The unaudited pro forma debt adjustments are classified between short-term debt, current portion of long-term debt and long-term debt as follows (in millions):

	Short-term Debt	Current Portion of Long-term Debt	Long-term Debt
Fair value adjustment to Jarden debt expected to be retained	$—	$—	$27
Conversion of Jarden’s convertible notes	—	—	(1,195)
Repayment of certain Jarden debt	(594)	—	(3,971)
Newell Rubbermaid borrowings pursuant to term loan facility	—	75	1,425
Newell Rubbermaid newly issued debt securities	—	—	7,962

Total pro forma adjustment	$(594)	$75	$4,248

Adjustments to Jarden debt include a fair value adjustment in the amount of $23 million and elimination of unamortized debt discount of $4 million associated with the two series of Jarden senior notes outstanding at December 31, 2015 that are expected to continue as outstanding indebtedness of Newell Rubbermaid after completion of the merger transactions. The fair value of this debt is likely to fluctuate until the first merger is completed. See Note 1 for further information on the Jarden debt expected to remain outstanding after completion of the merger transactions.

Due to the expected repayment of certain Jarden debt upon completion of the first merger and the expected conversion of Jarden’s three series of convertible notes, the adjustment reflects the elimination of $5,760 million of outstanding Jarden debt at Jarden’s book value.

The pro forma adjustment also includes an estimated $9,462 million of debt expected to be incurred by Newell Rubbermaid primarily to repay the Jarden debt, fund transaction-related cash requirements and fund the cash portion of the total merger consideration. Newell Rubbermaid has entered into the bridge commitment letter contemplating the bridge credit facility and the term loan facility to provide for this financing. The unaudited pro forma condensed combined financial statements have been prepared assuming that Newell Rubbermaid will complete an offering of newly issued debt securities based on current market conditions and, as a result, will not borrow any amounts under the bridge credit facility. Any borrowings under the bridge credit facility would be classified as short-term debt in current liabilities. The $75 million current portion of long-term debt adjustment reflects the expected provisions of the term loan facility, which require 5% of the expected $1.5 billion of borrowings under the term loan facility to be repaid within one year of borrowing.

(P) Deferred Income Tax Liabilities

The unaudited pro forma adjustment to deferred income tax liabilities is calculated as follows (in millions):

Net impact to deferred tax liabilities associated with Jarden’s inventory, property, plant and equipment and identifiable intangible assets	$1,531
Debt discount on Jarden’s convertible notes	(97)
Jarden deferred tax liability associated with goodwill	(169)
Fair value adjustment to Jarden’s U.S. pension liabilities	(14)
Other, net	(2)

Total pro forma adjustment	$1,249

The unaudited pro forma adjustment reflects the change in net deferred income tax liabilities arising from the fair value adjustments to Jarden’s assets and liabilities. Deferred income tax adjustments arising from fair value adjustments have been estimated at the combined statutory U.S. federal and state tax rate of 37.5%.

Newell Rubbermaid expects the holders of the three series of Jarden convertible notes to convert the Jarden convertible notes into shares of Jarden common stock in connection with the completion of the first merger, and accordingly, the deferred tax liabilities associated with the debt discount on the Jarden convertible notes will be eliminated upon conversion. The unaudited pro forma adjustment also includes a reduction in deferred tax liabilities to eliminate Jarden’s deferred tax liability associated with goodwill and a fair value adjustment to Jarden’s U.S. pension liabilities at a rate of 37.5%.

(Q) Other Noncurrent Liabilities

The unaudited pro forma adjustment to other noncurrent liabilities is calculated as follows (in millions):

Fair value adjustment to Jarden’s U.S. pension liabilities	$38
Fair value adjustment to Jarden’s deferred rent liabilities	(16)
Settlement of liabilities related to Jarden’s interest rate hedging contracts	(7)
Reclassification of noncontrolling interests to Stockholders’ equity attributable to noncontrolling interests	(26)

Total pro forma adjustment	$(11)

The unaudited pro forma adjustment reflects adjustments to Jarden’s U.S. net pension liabilities based on adjusting the plan assets and liabilities to estimated fair value as of December 31, 2015, including the impacts of estimating pension liabilities using mortality tables used by Newell Rubbermaid. The unaudited pro forma adjustment also includes an adjustment to Jarden’s deferred rent liabilities based on the preliminary estimated fair value of Jarden’s lease arrangements. The unaudited pro forma adjustment also includes the settlement of Jarden’s interest rate hedging contracts. See Note 6(G) for additional detail concerning the settlement of Jarden’s interest rate hedging contracts.

(R) Stockholders’ Equity

The pro forma balance sheet reflects the elimination of Jarden’s historical equity balances and the issuance of approximately 223.8 million shares of Newell Rubbermaid common stock expected to be issued in the first merger (based upon the number of shares of Jarden common stock outstanding, the number of shares underlying equity compensation awards outstanding or to be granted pursuant to executive compensation arrangements, and shares underlying the convertible notes). The unaudited pro forma adjustment to common stock, additional paid-in capital and retained earnings is calculated as follows (in millions):

	Common Stock	Additional Paid-in Capital	Retained Earnings
Elimination of Jarden historical balance	$(3)	$(4,094)	$(1,431)
Issuance of Newell Rubbermaid common stock, net of issuance costs	224	8,614	—
Estimated transaction advisory costs	—	—	(40)
Bridge credit facility costs	—	—	(52)
Tax benefit of transaction advisory costs and bridge credit facility costs	—	—	32

Total pro forma adjustment	$221	$4,520	$(1,491)

Retained earnings were reduced for estimated transaction advisory costs and costs related to the bridge credit facility, net of the estimated tax effects related to these one-time costs. The estimated transaction advisory costs and bridge credit facility costs have been excluded from the unaudited condensed combined pro forma statement of operations as they reflect charges directly attributable to the mergers that will not have an ongoing impact on the combined company. Newell Rubbermaid had accrued and expensed $10 million of transaction costs associated with the merger transactions as of December 31, 2015.

(S) Stockholders’ Equity Attributable to Noncontrolling Interests

The adjustment to stockholders’ equity attributable to noncontrolling interests represents a reclassification of Jarden’s noncontrolling interests of $26 million from other noncurrent liabilities.

Note 7. Other Acquisitions and Transactions

Since January 1, 2015, each of Newell Rubbermaid and Jarden have completed a number of acquisitions and related financing transactions, including the incurrence of debt and, in the case of Jarden the issuance of Jarden common stock, which have been included in their respective results of operations since the date of each such transaction. All of the acquisitions are insignificant individually to each of Newell Rubbermaid and Jarden, as applicable, and are collectively insignificant to Newell Rubbermaid and Jarden, as applicable, in 2015. The acquisitions include Newell Rubbermaid’s October 2015 acquisition of Elmer’s Products, Inc. for $600 million and Jarden’s (i) November 2015 acquisition of Visant Holding Corp., the parent company of Jostens, Inc. and other entities comprising the Jostens business, for approximately $1.5 billion and (ii) July 2015 acquisition of Waddington Group, Inc. for $1.35 billion. Although the other acquisitions and related financing transactions are reflected in each of Newell Rubbermaid’s and Jarden’s actual historical financial results since the date of each respective transaction, pro forma effect is not given to any of such acquisitions or any related financing activities in the accompanying unaudited pro forma condensed combined financial statements.

Helpful definitions:

•	“alternative financing” refers to financing from alternative sources in an amount, when taken together with all other sources and the bridge commitment letter, is sufficient to complete the merger transactions on terms and conditions not materially less favorable to Newell Rubbermaid than the terms and conditions set forth in the bridge commitment letter;

•	“bridge commitment letter” refers to the Commitment Letter, dated December 13, 2015, by and among Newell Rubbermaid and the Goldman Lenders, relating to the commitment to provide the bridge credit facility (as amended, amended and restated, supplemented or otherwise modified from time to time);

•	“bridge credit facility” refers to the credit facility to be entered into pursuant to the bridge commitment letter;

•	“combined company” refers to Newell Brands after the merger transactions;

•	“exchange ratio” refer to 0.862;

•	“FASB” refers to the Financial Accounting Standards Board;

•	“first merger” refer to the merger of Merger Sub 1 with and into Jarden, with Jarden surviving such merger as a wholly-owned subsidiary of Newell Rubbermaid;

•	“GAAP” refers to U.S. Generally Accepted Accounting Principles;

•	“Jarden” refers to Jarden Corporation, a Delaware corporation;

•	“Jarden common stock” refers to Jarden common stock, par value $0.01 per share;

•	“Jarden convertible notes” refers to the (1) 1 7⁄8% senior subordinated convertible notes of Jarden due 2018, (2) 1 1⁄2% senior subordinated convertible notes of Jarden due 2019, and (3) 1 1⁄8% senior subordinated convertible notes of Jarden due 2034;

•	“Jarden senior notes” refers to the (1) 3 3⁄4% senior notes of Jarden due 2021, (2) 5% senior notes of Jarden due 2023 and (3) 6 1⁄8% senior notes of Jarden due 2022;

•	“Jostens” refers to Jostens, Inc. and other entities comprising the Jostens business;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of December 13, 2015, as it may be amended from time to time, among Jarden, Newell Rubbermaid, Merger Sub 1 and Merger Sub 2;

•	“merger consideration” refers to the consideration payable in the first merger by Newell Rubbermaid to Jarden stockholders in respect of each share of Jarden common stock outstanding immediately prior to the effective time of the first merger (other than dissenters’ shares or treasury shares held by Jarden and any shares of Jarden common stock owned by any Jarden subsidiary, Newell Rubbermaid or Newell Rubbermaid subsidiary) consisting of:

•	0.862 of a fully paid and nonassessable share of Newell Rubbermaid common stock, plus

•	$21.00 in cash, without interest;

•	“merger transactions” refers, together, to the first merger and subsequent merger, together with the change in Newell Rubbermaid’s corporate name to Newell Brands;

•	“Merger Sub 1” refers to NCPF Acquisition Corp. I, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid formed for the sole purpose of effecting the first merger;

•	“Merger Sub 2” refers to NCPF Acquisition Corp. II, a Delaware corporation and wholly-owned subsidiary of Newell Rubbermaid formed for the sole purpose of effecting the subsequent merger;

•	“Merger Subs” refers, together, to Merger Sub 1 and Merger Sub 2;

•	“Newell Brands” refers to Newell Brands Inc., the name of the combined company after the effective time of the subsequent merger and giving effect to Newell Rubbermaid’s name change;

•	“Newell Rubbermaid” refers to Newell Rubbermaid Inc., a Delaware corporation;

•	“Newell Rubbermaid common stock” refers to Newell Rubbermaid common stock, par value $1.00 per share;

•	“NYSE” refers to the New York Stock Exchange;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933;

•	“share issuance” refers to the issuance in the first merger of Newell Rubbermaid common stock to Jarden stockholders in accordance with the terms and subject to the conditions set forth in the merger agreement;

•	“subsequent merger” refers to the merger of Jarden, as the surviving corporation in the first merger, with and into Merger Sub 2, with Merger Sub 2 continuing as the ultimate surviving corporation in such merger and being renamed “Jarden Corporation”; and

•	“term loan facility” refers to the term loan credit agreement, dated as of January 26, 2016, among Newell Rubbermaid, J.P. Morgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto.